Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
May 2, 2005	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Verizon Announces Amended Agreement With MCI for $26 per Share

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today announced it had agreed with MCI, Inc. to further amend the terms of the Feb. 14, 2005 agreement to acquire MCI. As with the original offer and the revised bid of March 29, the MCI Board of Directors is unanimously recommending approval of the amended agreement to its shareholders.

Under the amended agreement, each MCI share would be exchanged for cash and stock worth at least $26.00, consisting of cash of $5.60 expected to be paid promptly upon approval of the transaction by MCI’s shareholders plus the greater of 0.5743 Verizon shares for every share of MCI Common Stock or a sufficient number of Verizon shares to deliver $20.40 of value. Under this price protection feature, Verizon may elect to pay additional cash instead of issuing additional shares over the 0.5743 exchange ratio.

Ivan Seidenberg, Verizon’s chairman and CEO, said, “The evolving nature of the telecommunications industry requires that effective competitors have financial strength and a full

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array of offerings. Verizon is a leading national communications provider with a stable balance sheet, a premier national wireless business, and a plan to invest in MCI so that MCI’s present and future customers can receive world-class products and services.”

Commenting on MCI’s statements in its press release today regarding customer preference for Verizon, Seidenberg said, “We note MCI’s concerns about the impact on its business of the present uncertainty about its future. Verizon is committed to a business plan for MCI that will achieve cost savings in an orderly fashion while maintaining the integrity and scope of MCI’s services. We believe Verizon’s commitment to build upon MCI’s strengths will effectively address the concerns expressed by MCI’s customers. The Verizon-MCI combination will deliver large-business and government customers a complete range of state-of-the art products and services, with end-to-end connectivity on the most sophisticated IP (Internet Protocol) based network, including wireless voice and data services. We believe Verizon shareholders will benefit from the merger because it will enable us to rapidly and cost-effectively accelerate our Enterprise strategy and be a leading competitor in this important market.”

The transaction requires approval by MCI shareholders, and regulatory approvals, which the companies are targeting to obtain in about a year. The proxy statement is currently under review by the SEC, and both Verizon and MCI look forward to a shareholder vote this summer.

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of 214,000 in four business units: Domestic Telecom provides customers with wireline and other telecommunications services, including broadband. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 45.5 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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In connection with the proposed acquisition of MCI, Verizon filed, with the SEC on April 12, 2005, a proxy statement and prospectus on Form S-4 that contain important information about the proposed acquisition. These materials are not yet final and will be amended. Investors are urged to read the proxy statement and prospectus filed, and any other relevant materials filed by Verizon or MCI because they contain, or will contain, important information about Verizon, MCI and the proposed acquisition. The preliminary materials filed on April 12, 2005, the definitive versions of these materials and other relevant materials (when they become available) and any other documents filed by Verizon or MCI with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147. Investors are urged to read the proxy statement and prospectus and the other relevant materials when such other materials become available before making any voting or investment decision with respect to the proposed acquisition.

Verizon, MCI, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the proposed transaction. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Information about MCI’s directors and executive officers is available in MCI’s proxy statement for its 2005 annual meeting of stockholders, dated April 20, 2005. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction, if consummated; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of Verizon and MCI are set forth in their respective filings with the Securities and Exchange Commission, which are available at www.verizon.com/investor/ and www.mci.com/about/investor_relations/sec/.